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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE
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             RAMSAY HEALTH CARE, INC. AND RAMSAY MANAGED CARE, INC.
                           ANNOUNCE MERGER AGREEMENT



          New Orleans, LA, October 2, 1996 - Ramsay Health Care, Inc. (NASDAQ:
RHCI) and Ramsay Managed Care, Inc. (NASDAQ: RMCI) today jointly announced the signing of a definitive agreement and plan of merger pursuant to which Ramsay Managed Care will become a wholly owned subsidiary of Ramsay Health Care.

          Under the terms of the merger, each share of Ramsay Managed Care common stock will be exchanged for one-third (1/3) of a share of Ramsay Health Care common stock and each share of Ramsay Managed Care convertible preferred stock (each of which is convertible into 30 shares of common stock) will be exchanged for one share of Ramsay Health Care convertible preferred stock (each of which is convertible into 10 shares of common stock). At September 30, 1996, Ramsay Managed Care had outstanding approximately 6.4 million shares of common stock and 100,000 shares of convertible preferred stock (convertible into an aggregate of 3 million shares of common stock). Ramsay Health Care, which at September 30, 1996 had approximately 8.3 million shares of common stock outstanding and approximately 142,000 shares of convertible preferred stock outstanding (convertible into an aggregate of approximately 1.4 million shares of common stock), will issue approximately 2.13 million shares of common stock and 100,000 shares of convertible preferred stock (convertible into 1 million shares of common stock) in connection with the transaction. The merger has been approved by the boards of directors of Ramsay Health Care and Ramsay Managed Care following recommendations by a special committee of each company's board of directors.

          "The acquisition of Ramsay Managed Care will extend the ability of Ramsay Health Care to offer a broader range of mental health care services in order to compete effectively," said Bert Cibran, President of Ramsay Health Care. Mr. Cibran continued, "the accelerating trend toward a health care system organized around integrated providers of mental health care services affirms the reasons for the merger of the two companies. We are excited about the prospects for the combined companies."

          "The merger with Ramsay Health Care will give us the support that we need to compete effectively as competition in the health care industry accelerates," said Martin Lazoritz, M.D., Executive Vice President of Ramsay Managed Care. Dr. Lazoritz continued, "the combination of Ramsay Managed Care with Ramsay Health Care will enable us to continue to develop our managed care and outpatient provider business."
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          The merger is subject to the approval of the holders of a majority of the outstanding shares of common stock and convertible preferred stock (voting together as one class) of Ramsay Managed Care and is also subject to the approval of the holders of a majority of the shares of common stock and convertible preferred stock (voting together as one class) of Ramsay Health Care voting at a meeting of stockholders. Affiliates of Paul J. Ramsay, the Chairman of the Board of Ramsay Health Care and Ramsay Managed Care, hold an approximate 69% voting interest in Ramsay Managed Care and an approximate 35% voting interest in Ramsay Health Care. These affiliates have indicated that they will vote their shares of capital stock of each company in favor of the merger. The merger is also subject to other various conditions, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, the receipt of applicable lender and other consents, and the declaration of effectiveness by the SEC of a registration statement to be filed by Ramsay Health Care. Subject to the satisfaction of these conditions, it is expected that the merger will close by the end of March 1997.

          To enable Ramsay Health Care's and Ramsay Managed Care's stockholders to consider the merger transaction, each company will call a special meeting of stockholders on a date and at a place to be announced.

          Ramsay Managed Care became a publicly held company in April 1995 when Ramsay Health Care distributed the shares of common stock of Ramsay Managed Care held by it to the holders of its common stock and preferred stock. In announcing the merger, the companies stated that the combination of the companies was designed to heighten their competitiveness and increase stockholder value at a time when their respective business strategies were converging and not diverging as had been expected at the time of the distribution of Ramsay Managed Care.

          Ramsay Health Care, Inc. is one of the largest behavioral health services companies in the United States, operating inpatient, outpatient and management services in 15 states.

          Ramsay Managed Care, Inc. is engaged in the management of mental health services and substance abuse programs on behalf of self-insured employers, health maintenance organizations (HMO) and governmental agencies in various states and also operates HMOs in Louisiana, Mississippi and Alabama. As previously announced, Ramsay Managed Care continues to pursue selling its HMO division.


CONTACT:  Bert Cibran
          President
          (305) 569-4646